Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Ares Capital Corporation:

        We consent to the use of our report dated February 2, 2005, except as to the fourth paragraph of note 7 to the consolidated financial statements, which is as of March 8, 2005, on the consolidated financial statements of Ares Capital Corporation and our report dated February 2, 2005 on the senior securities table of Ares Capital Corporation, and to the references to our firm under the heading "Selected Financial and Other Data" and "Experts" in the prospectus, incorporated herein by reference.

                      /s/ KPMG LLP

Los Angeles, California
March 16, 2005